Exhibit 4.1                  ARTICLES OF AMENDMENT OF
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                              AMENDED AND RESTATED

                          ARTICLES OF INCORPORATION OF

                       AMERICAN ACCESS TECHNOLOGIES, INC.


         Pursuant to the provisions of Section 507.1006 of the Florida Business Corporation Act, the undersigned Corporation adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation.

         FIRST:   The name of the Corporation is American Access Technologies,
 Inc.

         SECOND: Article 3 of the Amended and Restated Articles of Incorporation of the Corporation is hereby amended by inserting the following Part II, at the end of thereof:

                                     PART II

                 SERIES A 10% SENIOR CONVERTIBLE PREFERRED STOCK

         60,000 shares of Preferred Stock of the Corporation are hereby designated as "Series A 10% Senior Convertible Preferred Stock" (the "Series A Preferred"), par value $.001 per share, which shall have the following preferences, limitations and relative rights:

         1. Preference. The preferences of each share of Series A Preferred with respect to dividend payments and distributions of the Corporation's assets upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation shall be equal to the preferences of every other share of Series A Preferred from time to time outstanding in every respect and prior in right to such preferences of all other equity Securities of the Corporation, whether now or hereafter authorized.

         2. Voting Rights.


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         (A) Except as otherwise provided in this Part II of Article 3 or by law, the Holders of Series A Preferred, by virtue of their ownership thereof, shall be entitled to cast the number of votes per share thereof on each matter submitted to the Corporation's Stockholders for voting as equals the number of votes which could be cast by the Holders of the number of shares of Common into which such share of Series A Preferred could be converted pursuant to Section 5 hereof immediately prior to the taking of such vote (including, without limitation, any shares of Common which would be issuable in payment of accrued and unpaid dividends thereon if such shares were converted on the record date and the Corporation elected to pay such dividends in Common). Such vote shall be cast together with those cast by the Holders of Common and not as a separate class except as otherwise provided herein.

         (B) Election of Directors. So long as any shares of Series A Preferred are outstanding:

                  (i) subject to the provisions of clause (iii) of this Section 2(B), the Board shall consist of seven members, none of whom need to be stockholders and each to be elected for a term ending at the next succeeding annual meeting of stockholders and his successor being elected and qualified;

                  (ii) the Holders of at least a majority of the shares of then outstanding Series A Preferred shall be entitled to elect two directors (the "Preferred Directors"), and five directors (the "Other Directors") shall be elected by the Holders of Common and Series A Preferred, voting together as a single class; and

                  (iii) upon the delivery of written notice to the Corporation by the Holders of a majority of the then outstanding shares of Series A Preferred during the continuance of a Majority Voting Right Event exercising their rights hereunder, the number of directors constituting the entire Board shall be automatically increased by four (the "Additional Directors") and the Holders of Series A Preferred, voting together as a single class, shall be entitled to elect all of such Additional Directors. Each such Additional Director shall hold office until the earlier to occur of (i) election and qualification of his or her successor by the Holders of Series A Preferred, (ii) earlier resignation or removal by the Holders of not less than a majority of the then outstanding shares of Series A Preferred or (iii) the first date after such Additional Director's election on which (a) there no longer exists and is continuing a Majority Voting Right Event or (b) no shares of Series A Preferred remain outstanding;

                  (iv) immediately following the delivery of the notice specified in clause (iii) hereof, the Board will call or cause to be called a special meeting of the Holders of Series A Preferred by promptly mailing or causing to be mailed to such Holders a notice of such special meeting to be held not less than 10 and not more than 20 days after the date such notice is given. If the Board does not call or cause to be called such a special meeting by mailing or causing to be mailed a notice pursuant to the preceding sentence by the 10th day after the request of any such Holder to do so, such special meeting may be called by any of such Holders on like notice. The record date for determining the Holders of the Series A Preferred entitled to notice of and to vote at such special meeting will be the close of business on the business day preceding the day on which such notice is mailed. If a Majority Voting Right Event shall cease after the notice of a special meeting has been given but before such special meeting has been held, the Corporation shall, as soon as practicable after such cessation, mail or cause to be mailed notice of such cessation to the Holders. Anything in this paragraph to the contrary notwithstanding, if the required number of Additional Directors are elected by the written consent of the Holders of Series A Preferred in compliance with Florida law, the special meeting contemplated by this paragraph need not be called or held;

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                  (v) At any meeting called for the purpose of electing
Additional Directors or Preferred Directors, the Holder or Holders of one-third of the shares of Series A Preferred then outstanding, present in person or by proxy, will constitute a quorum for the election of the Additional Directors and/or Preferred Directors;

                  (vi) Subject to the terms hereof, any vacancy in the office of an Additional Director or Preferred Director may be filled by vote of a majority of the Holders of the outstanding shares of Series A Preferred, voting together as a single class, in a meeting of stockholders or at a meeting of such Holders called for such purpose (or acting by written consent without need of any advance notice). Should a vacancy in the office of an Additional Director or Preferred Director occur, upon the written request, addressed to the corporation at is principal office, of the Holders of Series A Preferred which collectively hold not less than 10% of the total number of shares of Series A Preferred then outstanding, the Corporation shall call or cause to be called a special meeting of the Holders of Series A Preferred by promptly mailing or causing to be mailed to such Holders a notice of such meeting to be held not less than 10 and not more than 20 days after the date such notice is given. If the Corporation does not call or cause to be called such a special meeting by mailing or causing to be mailed a notice pursuant to the preceding sentence by the 10th day after the request of any such Holder to do so, such meeting may be called by any of such Holders on like notice;

                  (vii) No Additional Director or Preferred Director may be removed prior to the expiration of his term of office except by vote of a majority of the then Holders of the outstanding shares of Series A Preferred, voting as a single class, in a meeting of stockholders or at a meeting of such Holders called for such purpose (or acting by written consent without need of any advance notice); and

                  (viii) the Additional Directors, if any, together with the Preferred Directors and the Other Directors shall constitute the duly elected directors of the Corporation, and each director shall have one vote per share on all matters.

         3. Liquidation Rights. (A) If the Corporation shall be voluntarily or involuntarily liquidated, dissolved or wound up ("Liquidation Event"), at any time when any Series A Preferred shall be outstanding, each then outstanding share of Series A Preferred shall entitle the Holder thereof to a preference against the Property of the Corporation available for distribution to the Holders of the Corporation's Securities equal to the greater of (i) $100.00 per share plus an amount equal (i) to all accrued and unpaid dividends on such share up to and including the date of such Liquidation Event (including, without limitation, any Participating Dividends and Special Dividends) as determined in accordance with Section 4 hereof and (ii) any shares of Common issuable as a Conversion Failure Payment or issuable upon failure of the Company to pay a Redemption Amount in accordance with Section 8(E) of this Part II or (ii) an amount equal to that percentage of the Property of the Corporation available for distribution to the Holders of the Corporation's Securities, equal to the percentage that the Common Stock into which such share of Series A Preferred is then convertible (plus Common Stock issuable as a Participating Dividend or Special Dividend) would represent of the sum of the Common outstanding immediately prior to such Liquidation Event, and the Common that would be outstanding if all shares of Series A Preferred outstanding immediately prior to such Liquidation Amount were converted into Common (plus Common Stock issuable as a Participating Dividend or Special Dividend) (collectively, the "Liquidation Amount"); provided, however, if the full amount to be paid to Holders of Series A Preferred pursuant to this Section 3 is paid other than on a single day, the Liquidation Amount shall be calculated on the basis of the last date on which payment under this Section 3 occurs.

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         (B) The consolidation or merger of the Corporation into or with any corporation or corporations (other than a merger with another corporation in which the Corporation is the surviving corporation and which does not result in any reclassification or change -- other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination -- of outstanding shares of the Corporation's Stock of any class or series, whether now or hereafter authorized), or the sale or transfer or disposition by the Corporation of all or substantially all of its assets (other than to one or more subsidiaries), or the effectuation of a Change-in-Control Transaction shall be deemed to be a Liquidation Event. The Corporation shall not effect a Liquidation Event unless it first gives twenty
(20) business days prior notice of such transaction to each Holder of Series A Preferred (during which time each Holder, at its discretion, may immediately convert any or all of its shares of Series A Preferred into Common at the Conversion Price then in effect.)

         (C) In the event that, immediately prior to the closing of a transaction described in Section 3(B) which would constitute a Liquidation Event, the cash distributions required by Section 3(A) have not been made, the Corporation shall either: (i) cause such closing to be reasonably postponed until such cash distributions have been made, (ii) cancel such transaction, in which event the rights of the Holders of Series A Preferred shall be the same as existing immediately prior to such proposed transaction or (iii) agree, and shall require that any successor Corporation resulting from a Liquidation Event agrees, to make such distributions as quickly after the closing of such Liquidation Event as reasonably practicable, upon the same terms and in the same amounts as the Corporation would have made if such distribution was made immediately prior to the closing of such transaction.

         (D) All of the preferential amounts to be paid to the Holders of Series A Preferred as provided in Section 3 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Property of the Corporation to, the Holders of any other equity Securities of the Corporation, whether now or hereafter authorized.

         4. Dividends.

         (A) Regular Dividends. The Holders of Series A Preferred shall be entitled to receive, upon conversion of each share of Series A Preferred pursuant to Section 5 hereof, cumulative dividends at a rate of 10% per annum, computed on the basis of $100.00 per share of Series A Preferred. Such dividends shall be cumulative from (and including) such share's Issuance Date and shall accrue daily, whether or not earned or declared, thereafter until paid and be calculated on the basis of a 360 day year. Dividends shall be payable in cash; provided, however that in lieu of paying such dividends in cash, the Corporation may, at its option, pay any or all of such dividends by delivery of a number of shares of Common equal to the quotient of (x) the dollar amount of the dividends to be paid by delivery of shares of Common by (y) the then applicable Conversion Price on the Date of Conversion.

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         (B) Participating Dividends. In the event any dividend or other distribution payable in cash or other Property (other than shares of Common) is declared on the Common, each Holder of shares of Series A Preferred on the record date for such dividend or distribution shall be entitled to receive per share on the date of payment or distribution of such dividend or other distribution the amount of cash or Property equal to the cash or Property which would be received by the Holders of the number of shares of Common into which such share of Series A Preferred would be converted pursuant to Section 5 hereof immediately prior to such record date.

         (C) Special Dividends. In the event of the occurrence of a Registration Default, the Company shall immediately pay damages in the form of a special dividend on each share of Series A Preferred as to which the underlying Conversion Stock is not so registered in the amount of $1.00 per share, and will pay additional special dividends on such shares every thirty (30) days thereafter in the amount of $2.00 per share, in cash, or at the holder's option the number of shares of Common equal to the quotient of (x) the dollar amount of the Special Dividend to be paid on the Payment Date by (y) the Conversion Price of a share of Common on the date of the Registration Default until all Registration Defaults have been cured. A Registration Default under clause (i) of the definition thereof shall be deemed cured on the date that the Shelf Registration Statement is filed with the Securities Exchange Commission; a Registration Default under clause (ii) of the definition thereof above shall be cured on the date that the Shelf Registration Statement is declared effective by the Securities and Exchange Commission; a Registration Default under clause
(iii) of the definition thereof shall be deemed cured on the date the Shelf Registration Statement includes the Minimum Amount and is declared effective; and a Registration Default under clause (iv) of the definition thereof shall be deemed cured on the date the Shelf Registration Statement is again declared effective or the prospectus contained therein again becomes usable or on the second anniversary of the Initial Issuance Date, if earlier. The dividends payable pursuant hereto are referred to herein as the "Special Dividends" and shall be payable within five (5) business days from the end of each calendar month commencing on the first calendar month in which the Registration Default occurs (each, a "Payment Date").

         5. Conversion.

         (A) General. For purposes of conversion, the Series A Preferred shall be valued at $100.00 per share ("Convertible Value"), and, if converted, the Series A Preferred shall be converted into Common (the "Conversion Stock") at the price per share equal to the then applicable Conversion Price.

         (B) Right to Optional Conversion. The Holders of Series A Preferred shall have the right, at their option, to convert any or all of such shares into Conversion Stock at any time on or after the earlier of (i) the four month anniversary of the earliest Issuance Date of any share of Series A Preferred or
(ii) first date upon which the Shelf Registration Statement registering the Conversion Stock is declared effective by the Securities and Exchange Commission, into that number of fully paid and non-assessable shares of Common as shall be computed by dividing (1) the aggregate Convertible Value of the Series A Preferred so surrendered by (2) the Conversion Price in effect at the time of such conversion. At the time of conversion of a share of Series A Preferred pursuant to this Section 5(B), the Corporation shall pay in accordance with Sections 4(A) and 4(C) all accrued and unpaid dividends thereon through and including the Date of Conversion, whether or not then earned or declared.

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         (C) Mechanics of Conversion. In order to convert Series A Preferred into full shares of Common, the Holder shall (i) send via facsimile, on or prior to 11:59 p.m., New York City time (the "Conversion Notice Deadline") on the Date of Conversion, a copy of the fully executed notice of conversion ("Notice of Conversion") to the Corporation at the office of the Corporation for the Series A Preferred stating that the Holder elects to convert, which notice shall specify the Date of Conversion, the number of shares of Series A Preferred to be converted, the applicable Conversion Price and a calculation of the number of shares of Common issuable upon such conversion (together with a copy of the front page of each certificate to be converted) and (ii) surrender to a common courier for delivery to the office of the Corporation, the original certificates representing the Series A Preferred being converted (the "Preferred Stock Certificates"), duly endorsed for transfer; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common issuable upon such conversion unless either the Preferred Stock Certificates are delivered to the Corporation as provided above, or the Holder notifies the Corporation that such certificates have been lost, stolen or destroyed (subject to the requirements of subparagraph (i), below). Upon receipt by the Corporation of a facsimile copy of a Notice of Conversion, the Corporation shall immediately send, via facsimile, a confirmation of receipt of the Notice of Conversion to such Holder which shall specify that the Notice of Conversion has been received and the name and telephone number of a contact person at the Corporation whom the Holder should contact regarding information related to the conversion. In the case of a dispute as to the calculation of the Conversion Price, the Corporation shall promptly issue to the Holder the number of shares of Common that are not disputed and shall submit the disputed calculations to its outside accountant via facsimile within three (3) days of receipt of Holder's Notice of Conversion. The Corporation shall cause the accountant to perform the calculations and notify the Corporation and Holder of the results no later than two business days from the time it receives the disputed calculations. Accountant's calculation shall be deemed conclusive absent manifest error.

                  (i) Lost or Stolen Certificates. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series A Preferred, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to re-issue such lost or stolen Preferred Stock Certificates if Holder contemporaneously requests the Corporation to convert such Series A Preferred into Common.

                  (ii) Delivery of Common Upon Conversion. The Corporation shall or shall cause the Transfer Agent to, no later than the close of business on the third (3rd) business day (the "Deadline") after actual receipt by the Corporation of a facsimile copy of a Notice of Conversion and actual receipt by Corporation or the Transfer Agent of all necessary documentation duly executed and in proper form required for conversion, including the original Preferred Stock Certificates to be converted (or after provision for security or indemnification in the case of lost or destroyed certificates, if required), issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two (2) day delivery to the Holder at the address of the Holder as shown on the stock records of the Corporation a certificate for the number of shares of Common to which the Holder shall be entitled as aforesaid.

                  (iii) No Fractional Shares. If any conversion of the Series A Preferred would create a fractional share of Common or a right to acquire a fractional share of Common, such fractional share shall be disregarded and the number of shares of Common issuable upon conversion, in the aggregate, shall be the next higher number of shares.

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                  (iv) Date of Conversion. The date on which conversion occurs
(the "Date of Conversion") shall be deemed to be the date set forth in such Notice of Conversion, provided that (i) the advance copy of the Notice of Conversion is sent via facsimile to the Corporation before 11:59 p.m., New York City time, on the Date of Conversion, and (ii) the original Preferred Stock Certificates representing the shares of Series A Preferred to be converted are surrendered by depositing such certificates with a common courier, for delivery to the Corporation as provided above, within three (3) days after the Date of Conversion. The person or persons entitled to receive the shares of Common issuable upon such conversion shall be treated for all purposes as the record Holder of such shares of Common on the Date of Conversion.

         (D) Mandatory Conversion. All of the outstanding Series A Preferred shall, upon delivery of written notice delivered by the Company to the Holders of all shares of Series A Preferred then outstanding and approved by the Board at any time on or after the fifth anniversary of the Initial Issuance Date, convert into Conversion Stock on such date at the Conversion Price then in effect (a "Mandatory Conversion"); provided that no Mandatory Conversion may be required so long as an Event of Non-Compliance is continuing unless such Mandatory Conversion is consented to in writing by the Holders of not less than a majority of the Series A Preferred then outstanding. If a Mandatory Conversion occurs, the Corporation and the Holders shall follow the applicable conversion procedures set forth in this Section 5; provided, however, that the Holders are not required to send the Notice of Conversion contemplated by Section 5(C).

         (E) Stock Fully Paid; Reservation of Shares.

                  (i) Authorized and Reserved Amount. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common (the "Reserved Amount") a sufficient number of shares Common to provide for the full conversion of all outstanding Series A Preferred, and issuance of the shares of Common in connection therewith (including any shares of Common which would be issuable in payment of accrued and unpaid dividends thereon or any shares of Common Stock issuable as a Conversion Failure Payment or issuable upon the failure of the Corporation to pay a Redemption Amount in accordance with Section 8(E) of this Part II. All shares of Common which may be issued upon conversion of Series A Preferred will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof.

                  (ii) Increases to Reserved Amount. Without limiting any other provision of this Section 5(E), if the Reserved Amount for any three (3) consecutive trading days (the last of such three (3) trading days being the "Reservation Trigger Date") shall be less than two hundred percent (200%) of the number of shares of Common issuable upon conversion of the Series A Preferred (a "Share Authorization Failure"), the Corporation shall immediately notify all Holders of such occurrence and shall take action as soon as possible, but in any event within sixty (60) days after a Reservation Trigger Date (including, if necessary, seeking shareholder approval to authorize the issuance of additional shares of Common) to increase the Reserved Amount to two hundred percent (200%) of the number of shares of Common then issuable upon conversion of the Series A Preferred (including any shares of Common which would be issuable in payment of accrued and unpaid dividends thereon if the Corporation elected to pay such dividends in Common).

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                  (iii) Reduction of Reserved Amount Under Certain
Circumstances. Prior to complete conversion of all Series A Preferred, the Corporation shall not reduce the number of shares required to be reserved for issuance under this Section 5(E) without the written consent of all Holders except for a reduction proportionate to a reverse stock split effected for a business purpose other than affecting the obligations of Holder under this
Section 5, which reverse stock split affects all shares of Common equally.

                  (iv) Allocation of Reserved Amount. Each increase to the Reserved Amount shall be allocated pro rata among the Holders based on the number of shares of Series A Preferred held by each Holder at the time of the establishment of or increase in the Reserved Amount. In the event a Holder shall sell or otherwise transfer any of such Holder's Series A Preferred, each transferee shall be allocated a pro rata portion of such transferor's Reserved Amount. Any portion of the Reserved Amount which remains allocated to any person or entity which does not hold any Series A Preferred shall be allocated to the remaining Holders, pro rata based on the number of Series A Preferred then held by such Holders.

         (F) Adjustment of Conversion Price and Number of Shares. The number of shares of Common issuable upon conversion of Series A Preferred and the Conversion Price shall be subject to adjustment from time to time upon the happening of certain events, as follows; provided, however, in no event shall the Conversion Price be reduced to less than $.001:

                  (i) Adjustment to Fixed Conversion Price Due to Stock Split, Stock Dividend, Etc. If, prior to the conversion of all of the Series A Preferred, the number of outstanding shares of Common is increased by a stock split, stock dividend, or other similar event, the Fixed Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common is decreased by a combination or reclassification of shares, or other similar event, the Fixed Conversion Price shall be proportionately increased.

                  (ii) Adjustment to Floating Conversion Price. If, at any time when any shares of the Series A Preferred are issued and outstanding, the number of outstanding shares of Common is increased or decreased by a stock split, stock dividend, or other similar event, which event shall have taken place during the reference period for determination of the Conversion Price for any conversion of the Series A Preferred, then the Floating Conversion Price shall be calculated giving appropriate effect to the stock split, stock dividend, combination, reclassification or other similar event for all fifteen (15) trading days immediately preceding the Date of Conversion.

                  (iii) Adjustment Due to Merger, Consolidation, Etc. If, prior to the conversion of all Series A Preferred, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event, as a result of which shares of Common of the Corporation shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Corporation or another entity and which is not deemed to be a Liquidation Event pursuant to Section 3(B), then the Holders of Series A Preferred shall thereafter have the right to receive upon conversion of Series A Preferred, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common immediately theretofore issuable upon conversion, such stock, securities and/or other assets which the Holder would have been entitled to receive in such transaction had the

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Series A Preferred been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series A Preferred to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Price and of the number of shares issuable upon conversion of the Series A Preferred) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof. The Corporation shall not effect any transaction described in this subsection 5(F)(iii) unless (a) it first gives at least thirty (30) days prior notice of such merger, consolidation, exchange of shares, recapitalization, reorganization, or other similar event (during which time the Holder shall be entitled to convert its shares of Series A Preferred into Common) and (b) the resulting successor or acquiring entity (if not the Corporation) assumes by written instrument the obligations of the Corporation under this Part II of Article 3 of the Corporation's Articles of Incorporation including this subsection 5(F)(iii).

                  (iv) No Fractional Shares. If upon conversion of Series A Preferred, a Holder would be entitled to receive a fractional share of Common or a right to acquire a fractional share of Common, such fractional share shall be disregarded and the number of shares of Common issuable upon conversion shall be the next higher number of shares.

         (G) Notice of Adjustments. Whenever the Conversion Price shall be adjusted pursuant to Subsection 5(F) hereof, the Corporation shall make a certificate signed by its President or a Vice President and by its Treasurer, Assistant Treasurer, Secretary or Assistant Secretary, setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board made any determination hereunder), and the Conversion Price after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by first-class mail, postage prepaid) to each Holder of Series A Preferred at its address shown on the books of the Corporation. The Corporation shall make such certificate and mail it to each Holder promptly after each adjustment.

         (H) No Reissuance of Series A Preferred. No shares of Series A Preferred which have been converted into Common shall be reissued by the Corporation.

         6. Consent of the Holders of Series A Preferred. So long any shares of Series A Preferred shall be outstanding, the Corporation shall not, without the prior approval by the vote or written consent of the Holders of at least a majority (or more if required by law) of the then outstanding shares of Series A
Preferred:

         (A) Amend, waive or repeal any provisions of, or add any provision to,
(i) this Part II of Article 3 of the Corporation's Amended and Restated Articles of Incorporation or (ii) if such amendment, waiver, repeal or addition would have an adverse effect upon the rights, preferences or priorities of the Holders of Series A Preferred, any other provision of the Corporation's Amended and Restated Articles of Incorporation;

         (B) Amend, waive or repeal any provisions of, or add any provision to, the Corporation's By-Laws, if such amendment, waiver, repeal or addition would have an adverse effect upon the rights, preferences or priorities of the Holders of Series A Preferred;

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         (C) Authorize, create, issue or sell any shares of Parity Stock or
Senior Stock; or

         (D) Issue any shares of Series A Preferred other than in accordance with the Placement Agreement or upon transfers of outstanding shares of Series A Preferred.

         In the event Holders of at least a majority of the then outstanding shares of Series A Preferred agree to allow the Corporation to alter or change the rights, preferences or privileges of the Series A Preferred, pursuant to subsection (A) above, so as to affect the Series A Preferred, then the Corporation will deliver notice of such approved change to the Holders of the Series A Preferred that did not agree to such alteration or change (the "Dissenting Holders") and Dissenting Holders shall have the right for a period of twenty (20) business days to convert pursuant to the terms of these Amended and Restated Articles of Incorporation as they exist prior to such alteration or, or continue to hold their shares of Series A Preferred, as amended.

         7. Exchange Privilege. Not less than twenty-five days prior to the issuance or sale by the Corporation of any Convertible Securities ("New Securities") or units including New Securities ("Units") other than pursuant to the Offering, the Corporation shall provide written notice thereof to each Holder of Series A Preferred (an "Issuance Notice") specifying the terms of the Convertible Securities to be so issued and the consideration payable for such New Securities or Units. During the twenty day period after delivery of an Issuance Notice, each Holder of Series A Preferred may tender any or all of his shares of Series A Preferred in exchange for a quantity of such New Securities or Units (including any fractional interests thereof) purchasable for consideration equal to the Convertible Value of the shares of Series A Preferred tendered plus all accrued and unpaid dividends thereon based upon the consideration payable for New Securities pursuant to the Issuance Notice. On the twenty-fifth day after the date of the Issuance Notice (or immediately upon the first issuance of such New Securities, if later) the Corporation shall deliver to the tendering Holders (i) certificates and/or other applicable evidence of the New Securities issuable pursuant hereto on account of the shares of Series A Preferred tendered for exchange and (ii) certificates representing any shares of Series A Preferred which were represented by certificates tendered but were specified by the tendering Holder as not being tendered pursuant to such exchange; provided that in the event that no New Securities are sold or issued within sixty days of the date of the Issuance Notice, all tendered shares of Series A Preferred shall be returned to the Holders and no New Securities shall be issued without delivery of a new Issuance Notice and compliance herewith. For the purposes hereof the consideration received by the Corporation in connection with any sale of New Securities shall be deemed to be the following: to the extent that any New Securities or Units shall be issued for cash consideration, the consideration received by the Corporation therefor; to the extent that such issuance shall be for a consideration other than cash, then, except as herein otherwise expressly provided, the fair market value of such consideration at the time of such issuance as determined in good faith by the Board. In any case in which the consideration to be received or paid shall be other than cash, the Board shall notify each Holder of Series A Preferred of its determination of the fair market value of such consideration in the Issuance Notice. If, within 10 days after receipt of the Issuance Notice, the Holders of not less than a majority of the Series A Preferred then outstanding shall notify the Board in writing of their objection to such determination, a determination of fair market value of such consideration shall be made by arbitration in accordance with the commercial rules of the American Arbitration Association, by an arbitrator in Orange County, Florida; and the period for electing to exchange pursuant hereto shall be extended to ten days after notice of the value of such consideration is delivered to the Holders of Series A Preferred.

         8. Redemption.

         (A) Redemption at the Option of the Holders. At any time after the occurrence of an Event of Non-Compliance until the twentieth calendar day after delivery of written notice by the Corporation to the Holders of Series A Preferred of the occurrence of such Event of Non-Compliance, each Holder of Series A Preferred, may compel the Corporation to redeem, for cash, all of the then outstanding shares of Series A Preferred held by such Holder at a redemption price per share equal to the product of (x) 1.1 multiplied by (y) the sum of the Convertible Value plus an amount equal to all accrued and unpaid dividends (including, without limitation, Participating Dividends, Special Dividends) accrued thereon through and including the date of redemption and accrued and unpaid Conversion Failure Payments (as defined below) (if any) (the "Redemption Amount"); provided, however, that in the event that as of such twenty-fifth day such Event of Non-Compliance has been cured, and no Event of Non-Compliance is then continuing, any such redemption notices delivered shall be null and void and the Corporation shall not (at that time) be obligated to redeem such shares.

         (B) Mechanics of Redemption. Each Holder electing to have such Holder's Series A Preferred redeemed pursuant to this Section 8 shall (i) send via facsimile, on or prior to 11:59 p.m. New York City time, a copy of a written notice (the "Notice of Redemption") to the Corporation at the office of the Corporation stating that the Holder elects to compel redemption of all such Holders shares of Series A Preferred and (ii) surrender to a common courier for delivery to the office of the Corporation or the Transfer Agent, the Preferred Stock Certificates representing the Series A Preferred to be redeemed duly endorsed for transfer. The Corporation shall not be obligated to deliver the Redemption Amount unless the Preferred Stock Certificates are delivered to the Corporation or its Transfer Agent, or, in the event one or more certificates have been lost, stolen, mutilated or destroyed, unless the Holder has complied with Section 5(C)(i). Upon receipt by the Corporation of the facsimile copy of a Notice of Redemption, the Corporation immediately shall send, via facsimile, a confirmation of receipt of the Notice of Redemption to such Holder which shall specify that the Notice of Redemption has been received and the name and telephone number of a contact person at the Corporation whom the Holder should contact regarding information related to the redemption. On the date which is 50 calendar days after the date of delivery by the Corporation of written notice to the Holders of Series A Preferred of the occurrence of an Event of Non-Compliance, the Corporation shall redeem all of the shares of Series A Preferred which the Holders have required to be redeemed.

         (C) Availability of Funds for Redemption. Notwithstanding anything in this Section 8 to the contrary, if the Corporation has insufficient funds legally available on the redemption date to redeem shares of Series A Preferred pursuant to this Section 8, then funds to the extent legally available shall be used to redeem such shares, in which case the shares shall be redeemed pro rata from each Holder thereof. At any time thereafter, when additional funds of the Corporation are legally available for the redemption of the unredeemed shares of Series A Preferred, such funds shall be immediately used to redeem such shares.

         (D) No Distributions. Upon the occurrence of an Event of Non-Compliance and until redemption of all shares required to be redeemed pursuant to paragraph
(A) of this Section 8, the Corporation shall not declare or pay any cash dividend on, or redeem or repurchase or make any other cash distribution in respect of any equity Securities of the Corporation, other than the redemptions required hereby.

         (E) Failure to Pay Damages Amount. If the Corporation fails to pay the Redemption Amount within five (5) business days of its receipt of a Notice of Redemption, then such Holder shall have the right, at any time and from time to time prior to the payment of the Redemption Amount, to require the Corporation, upon written notice, to immediately convert (in accordance with the terms of Section 5) all or any portion of the Redemption Amount, into shares of Common at the then current Conversion Price, provided that if the Corporation has not delivered the full number of shares of Common Stock issuable upon such conversion within five (5) business days after the Corporation receives written notice of such conversion and all other documents required to be received pursuant to Section 5(C) of this Part II not previously delivered to the Corporation, the Conversion Price with respect to such Redemption Amount shall thereafter be deemed to be the at the lowest Conversion Price in effect during the period beginning on the date of the Event of Non-Compliance through the date on which the Corporation delivers to the Holder the full number of freely tradable shares of Common issuable upon such conversion. In the event the Corporation is not able to pay all amounts due and payable with respect to all Series A Preferred subject to a Notice of Redemption, the Corporation shall pay the Holders such amounts pro rata, based on the total amounts payable to such Holder relative to the total amounts payable to all Holders.

         (F) No Reissuance of Series A Preferred Redeemed. No shares of Series A Preferred which have been redeemed by the Corporation, whether pursuant hereto or otherwise, shall be reissued by the Corporation.

         9. Failure to Satisfy Conversions.

         (A) Conversion Failure Payments. If, at any time, (x) a Holder submits a Notice of Conversion (or is deemed to submit such notice pursuant to Section 5(D) hereof), and the Corporation fails for any reason to deliver, on or prior to the expiration of the Deadline ("Delivery Period") for such conversion, such number of shares of Common to which such converting Holder is entitled upon such conversion, and such delivery is not the subject of a pending dispute which is being resolved in accordance with the provisions provided for pursuant to
Section 5(D), or (y) the Corporation provides notice to Holder at any time of its intention not to issue shares of Common upon exercise by Holder of conversion rights in accordance with the terms of this Part II (each of (x) and (y) being a "Conversion Failure"), then the Corporation shall pay to such Holder damages in an amount equal to the lower of:

                  (i)  Damages Amount multiplied by Days multiplied by .005, and

                  (ii) the highest interest rate permitted by applicable law.

         The payments to which a Holder shall be entitled pursuant to this
Section 9 are referred to herein as "Conversion Failure Payments." The parties agree that the damages caused by a breach hereof would be difficult or impossible to estimate accurately. A Holder may elect to receive accrued Conversion Failure Payments in cash or to convert all or any portion of such accrued Conversion Failure Payments, at any time, into Common at the lowest Conversion Price in effect during the period beginning on the date of the Conversion Failure through the Cure Date for such Conversion Failure. In the event a Holder elects to receive any Conversion Failure Payments in cash, it shall so notify the Corporation in writing no later than three (3) business days after the Deadline and failure to so notify the Corporation, shall entitle the Corporation, in its sole discretion, to elect make such Conversion Failure Payments in cash, Common or some combination of the two. In the event a Holder elects to convert all or any portion of the Conversion Failure Payments, such Holder shall indicate on a Notice of Conversion such portion of the Conversion Failure Payments which such Holder elects to so convert in accordance with this
Section 9 and such conversion shall otherwise be effected in accordance with provisions of Section 5.

         (B) Buy-In Cure. Unless a Conversion Failure described in clause (y) of
Section 9(A) hereof has occurred with respect to such a Holder, if (i) the Corporation fails for any reason to deliver during the Delivery Period shares of Common to a Holder upon a conversion of the Series A Preferred and (ii) after the applicable Delivery Period with respect to such conversion, a Holder purchases (in an open market transaction or otherwise) shares of Common to make delivery upon a sale by a Holder of the shares of Common (the "Sold Shares") which such Holder anticipated receiving upon such conversion (a "Buy-In"), the Corporation shall pay such Holder (in addition to any other remedies available to Holder) the amount by which (x) such Holder's total purchase price (including brokerage commission, if any) for the shares of Common so purchased exceeds (y) the net proceeds received by such Holder from the sale of the Sold-Shares. For example, if a Holder purchases shares of Common having a total purchase price of $11,000 to cover a Buy-in with respect to shares of Common sold for $10,000, the Corporation will be required to pay such Holder $1,000. A Holder shall provide the Corporation written notification indicating any amounts payable to Holder pursuant to this Section 9.

         (C) Adjustment to Conversion Price. If a Holder has not received certificates for all shares of Common within five (5) business days following the expiration of the Delivery Period with respect to a conversion of any portion of any of such Holder's Series A Preferred for any reason, then the Conversion Price for the affected Series A Preferred shall thereafter be the lesser of (i) the Fixed Conversion Price on the Conversion Date specified in the Notice of Conversion which resulted in the Conversion Failure and (ii) the lowest Conversion Price in effect during the period beginning on, and including, such Conversion Date through and including the Cure Date. If there shall occur a Conversion Failure of the type described in clause (y) of Section 9(A), then the Fixed Conversion Price with respect to any conversion thereafter shall be the lowest Conversion Price in effect at any time during the period beginning on, and including, the date of the occurrence of such Conversion Failure through and including the Cure Date. The Conversion Price shall thereafter be subject to further adjustment for any events described in Section 5(F).

         10. Definitions. As used in this Part II, the following terms have the following meanings:

         "Affiliate" shall mean any entity controlling, controlled by or under common control with another entity. For the purposes of this definition, "control" shall have the meaning presently specified for that word in Rule 405 promulgated by the Securities and Exchange Commission under the Securities Act. With respect to any Person who is a limited partnership Affiliate shall also mean any general or limited partner of such limited partnership, or any Person which is a general partner in a general or limited partnership which is a general of such limited partnership.

         "Board" shall mean the Board of Directors of the Corporation.

         "Buy-In" shall have the meaning set forth in Section 9(B) of this Part II.

         "Change-in-Control Transaction" means any transaction or series of related transactions, whether involving the Corporation, the Holders of any class or series of its Stock other than Series A Preferred (whether now or hereafter authorized), or both, resulting in any Person or group of Persons acting in concert who were not theretofore the Holder or Holders of Voting

Securities enabling the Holder or Holders thereof to cast more than a majority of the votes which may be cast for the election of directors becoming the Holder or Holders of at least such amount of Voting Securities (for such purpose, treating instruments or Securities issued in such transaction which are convertible into or exchangeable or exercisable for Voting Securities as being so converted, exchanged or exercised upon issuance, regardless of the terms thereof).

         "Closing Bid Price" shall mean, with respect to a share of Common, the last closing bid price for such security on the Nasdaq National Market as reported by Bloomberg Financial Markets ("Bloomberg"), or if the Nasdaq National Market is not the principal trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded, as reported by Bloomberg, or if the Common is not listed or traded on any national securities exchange or Nasdaq National Market or SmallCap Market, then the last closing bid price of Common in the over-the-counter market on the electronic bulletin board as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for Common as reported in the "pink sheets" by the National Quotation Bureau, Inc.

         "Common" shall mean the Corporation's Common Stock, with $.001 par value per share, and any stock into which such stock may hereafter be changed.

         "Conversion Failure" shall have the meaning set forth in Section 9(A) of this Part II.

         "Conversation Failure Payments" shall have the meaning set forth in
Section 9 for this Part II.

         "Conversion Notice Deadline" shall have the meaning set forth in
Section 5(C) of this Part II.

         "Conversion Price" shall mean, as of any Conversion Date, the lesser of
(i) the Fixed Conversion Price and (ii) the then applicable Floating Conversion Price.

         "Conversion Stock" shall have the meaning set forth in Section 5(A) of this Part II.

         "Convertible Securities" shall mean evidences of Indebtedness, shares of Stock or other Securities which are or may be at any time be convertible into or exchangeable for Common. The term "Convertible Security" shall mean one of the Convertible Securities.

         "Convertible Value" shall have the meaning set forth in Section 5(A) of this Part II.

         "Cure Date" means (i) with respect to a Conversion Failure described in clause (x) of its definition, the date the Corporation effects the conversion of the shares of Series A Preferred submitted for conversion and (ii) with respect to a Conversion Failure described in clause (y) of its definition, the date the Corporation undertakes in writing to issue Common in satisfaction of all conversions of Series A Preferred in accordance with the terms of this Part II of the Corporation's Amended and Restated Articles of Incorporation.

         "Damages Amount" means the Convertible Value for each share of Series A Preferred subject to conversion plus all accrued and unpaid interest thereon as of the first day of the Conversion Failure.

         "Date of Conversion" shall have the meaning set forth in Section 5(C) of this Part II.

         "Days" means the number of days beginning the date of the Conversion Failure through and including the Cure Date with respect to such Conversion Failure;
         "Deadline" shall have the meaning set forth in Section 5(C) of this
Part II.

         "Delivery Period" shall have the meaning set forth in Section 9(A) of this Part II.

         "Dissenting Holders" shall have the meaning set forth in Section 6 of this Part II.

         "Event of Non-Compliance" shall mean any of the following:

                  (i) Any failure by the Corporation to comply with the provisions of this Part II of Article 3 (including, without limitation, the failure to make any required dividend or redemption payment hereunder because the Corporation does not have legally available capital to make such payment);

                  (ii) Default by the Corporation or any Subsidiary in the performance or observance of any obligation or condition with respect to any Indebtedness of the Company or any Subsidiary, if the effect of such default is to accelerate the maturity of such Indebtedness or cause such Indebtedness to be prepaid, purchased or redeemed, in full, prior to its expressed maturity or to cause such Indebtedness to be prepaid, purchased or redeemed, in full, or to realize upon any collateral or security for such Indebtedness, unless such default shall have been waived by the appropriate Person; and

                  (iii) a Conversion Failure described in Section 9 hereof;

                  (iv) a Share Authorization Failure described in Section 5(D)(2) hereof, if such Share Authorization Failure continues uncured for ninety (90) days after the Reservation Trigger Date;

                  (v) the Corporation fails, and such failure continues uncured for three (3) business days after the Corporation has been notified thereof in writing by a Holder, to satisfy the share reservation requirements of Section 5(D) hereof;

                  (vi) the Corporation fails to maintain an effective registration statement as required by the Registration Rights Agreement, between the Corporation and the Holder(s) (the "Registration Rights Agreement") except where such failure (a) lasts no longer than three (3) consecutive trading days and is caused solely by failure of the Securities and Exchange Commission to timely review the customary submission of or respond to the customary requests of the Corporation or (b) would not be considered a Registration Default within the meaning of clause (iv) of the definition thereof.

                  (vii) for five (5) consecutive trading days or for an aggregate of fifteen (15) trading days in any six (6) month period, the Common (including any of the shares of Common issuable upon conversion of the Series A Preferred) is (i) suspended from trading on any of NASDAQ SmallCap, NMS, NYSE, AMEX or the OTC Bulletin Board, or (ii) is not qualified for trading on at least one of NASDAQ SmallCap, NMS, NYSE, AMEX or the OTC Bulletin Board;

                  (viii) the Corporation fails, and such failure continues uncured for three (3) business days after the Corporation has been notified thereof in writing by a Holder, to remove any restrictive legend on any certificate for any shares of Common issued to a Holder upon conversion of any Series A Preferred as and when required by these Articles of Incorporation, the Subscription Agreement, between the Corporation and the Holder(s) (the "Subscription Agreement") or the Registration Rights Agreement;

                  (ix) the Corporation breaches, and such breach continues uncured for three (3) business days after the Corporation has been notified thereof in writing by a Holder, any significant covenant or other material term or condition of these Articles of Incorporation, the Subscription Agreement or the Registration Rights Agreement;

                  (x) any representation or warranty of the Corporation made herein or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith (including, without limitation, the Subscription Agreement and Registration Rights Agreement), shall be false or misleading in any material respect when made and not more than 180 days has passed since the Holders of the Series A Preferred had actual knowledge thereof;

                  (xi) the Corporation shall make an assignment for the benefit of its creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such receiver or trustee shall otherwise be appointed;

                  (xii) bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Corporation (and such proceedings shall continue unstayed for thirty
         (30) days); or

                  (xiii) take any corporate or other action authorizing, or in furtherance of, any of the foregoing.

provided, that upon the occurrence of an Event of Non-Compliance, the Corporation shall provide prompt written notice thereof by facsimile to all of the Holders of Series A Preferred then outstanding, not later than 5:00 p.m. New York City time on the business day after the occurrence thereof, and the Corporation shall provide a copy of such notice by overnight or two (2) day courier to each Holder.

         "Fixed Conversion Price" shall mean $17.00 per share, subject to adjustment in accordance with Section 5(F) of this Part II.

         "Floating Conversion Price" shall mean, as of any day, the product of
(x) .8 multiplied by (y) the Market Value as of such day.

         "Holders" shall mean the Persons who shall, from time to time, own of record, or beneficially, any Security. The term "Holder" shall mean one of the Holders.

         "Indebtedness" of any corporation shall mean the principal of (and premium, if any) and unpaid interest on:

                  (i)  indebtedness which is for money borrowed from others;

                  (ii) indebtedness guaranteed, directly or indirectly, in any manner by such corporation, or in effect guaranteed, directly or indirectly, by such corporation through an agreement, contingent or otherwise, to supply funds to or in any manner invest in the debtor or to purchase indebtedness, or to purchase Property or services primarily for the purpose of enabling the debtor to make payment of the indebtedness or of assuring the owner of the indebtedness against loss;

                  (iii) all indebtedness secured by any mortgage, lien, pledge, charge or other encumbrance upon Property owned by such corporation, even if such corporation has not in any manner become liable for the payment of such indebtedness;

                  (iv) all obligations of such corporation created or arising under any conditional sale, lease or other title retention agreement with respect to Property acquired by such corporation even though the rights and remedies of the seller, lessor or lender under such agreement or lease in the event of default are limited to repossession or sale of such Property to the extent that such obligations are required to be capitalized for financial accounting purposes in accordance with generally accepted accounting principles, consistently applied; and

                  (v) renewals, extensions and refunding of any such indebtedness.

         "Initial Issuance Date" shall mean the Issuance Date with respect to the first share of Series A Preferred issued by the Corporation.

         "Issuance Date" shall mean with respect to each share of Series A Preferred, the date of issuance of such share of Series A Preferred.

         "Issuance Notice" shall have the meaning set forth in Section 7 of this
Part II.

         "Liquidation Amount" shall have the meaning set forth in Section 3 hereof.

         "Liquidation Event" shall have the meaning set forth in Section 3 of this Part II.

         "Majority Voting Right Event" shall mean the failure of the Corporation to redeem in full all shares of Series A Preferred which the Corporation is required to redeem pursuant to Section 8(A) of this Part II if the shares which the Corporation was required to redeem pursuant to such provision in connection with the applicable Event of Non-Compliance (whether or not actually redeemed) constituted not less than a majority of the shares of Series A Preferred outstanding immediately prior to the occurrence of such Event of Non-Compliance, and shall continue until all shares which the Corporation is then, or subsequent thereto, becomes required to redeem pursuant to Section 8(A) of this Part II have been redeemed in full; provided, that upon the occurrence of a Majority Voting Right Event, the Corporation shall provide written notice thereof by facsimile, to all of the Holders of Series A Preferred then outstanding, no later than 5:00 p.m. New York City time on the business day after the occurrence thereof.

         "Mandatory Conversion" shall have the meaning set forth in Section 5(D) of this Part II.

         "Market Value" shall mean, in respect of a share of Common on any date herein specified, the average of the Closing Bid Price for the fifteen trading days immediately preceding such date.

         "Minimum Amount" shall have the meaning set forth in the definition of Registration Default.

         "New Securities" shall have the meaning set forth in Section 7 of this
Part II.

         "Notice of Redemption" shall have the meaning set forth in Section 9(B) of this Part II.

         "Offering" shall mean the offering by the Corporation of Series A Preferred, as described pursuant to that certain Private Placement Memorandum, dated July 27, 1998, as the same may be amended and supplemented with the written consent of the Co-Placement Agents identified therein (the "Memorandum").

         "Parity Stock" shall mean any shares of any class or series of Stock of the Corporation having any preference or priority as to dividends or Property on a parity with any such preference or priority of the Series A Preferred and no preference or priority as to dividends or Property superior to any such preference or priority of the Series A Preferred and any instrument or Security convertible into or exchangeable for Parity Stock. Without limiting the generality of the foregoing, a dividend rate, mandatory or optional sinking fund payment amounts or schedules or optional redemption provisions, the existence of a conversion right or the existence of a liquidation preference of up to 100% of the original issue price plus unpaid accrued dividends plus a premium of up to the dividend rate or up to the percentage of the equity of the Corporation represented by such Stock, with respect to any class or series of Stock, differing from that of the Series A Preferred, shall not prevent such class of Stock from being Parity Stock.

         "Payment Date" shall have the meaning set forth in Section 4(C) hereof.

         "Person" shall mean an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated organization or a government organization or an agency or political subdivision thereof.

         "Preferred Stock Certificates" shall have the meaning set forth in
Section 5(C) of this Part II.

         "Property" shall mean an interest in any kind of property or assets, whether real, personal or mixed, or tangible or intangible.

         "Registration Default" shall mean the occurrence of any of the following:

                  (i) if the Shelf Registration Statement has not been filed with the Commission within sixty days of the Initial Issuance Date; or

                  (ii) if the Shelf Registration Statement is not declared effective by the Commission within 180 days of the Initial Issuance Date; or

                  (iii) if, on the date the Shelf Registration Statement is declared effective by the Commission and each 30 days thereafter (each a "Measure Date"), the number of shares of Common Stock covered by the Shelf Registration Statement is less than two hundred percent (200%) of the number of shares of Common issuable upon conversion of each share of Series A Preferred then outstanding (assuming any accrued and unpaid dividends are paid on such date by delivery of shares of Common if the Corporation elected to pay such dividends in Common and any shares of Common issuable as a Conversion Failure or issuable upon the failure by the Company to pay a Redemption Amount in accordance with Section 8 hereof and assuming each share of Series A Preferred is converted on such Measure Date) (the "Minimum Amount"); or

                  (iv) the Shelf Registration Statement has been declared effective by the Commission and thereafter ceases to be effective or usable (including because of the issuance by the Securities and Exchange Commission of any stop order suspending the effectiveness of the Shelf Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Common registered thereunder for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes) before all of the Common registered thereunder has
         (i) become freely salable under Section 144(K), (ii) been transferred pursuant to the Shelf Registration Statement or another registration statement under the Securities Act or (iii) is transferred pursuant to Rule 144; provided that any such failure of the use of the Shelf Registration Statement which is a result of (a) a required disclosure by the Company in the form of a registration statement relating to an acquisition or disposition of assets by the Company, the acquisition of a business by the Company, the merger, consolidation or reorganization of the Company, or a tender offer by or for the Company and which does not exceed a period of 75 calendar days or (b) a performance of its obligation pursuant to Section 4(b) hereof and does not exceed a period of 7 calendar days shall not be deemed a Registration Default.

         "Reservation Trigger Date" shall have the meaning set forth in Section 5(E) in Part II.

         "Securities" shall mean any debt or equity securities of the Corporation or a Subsidiary, whether now or hereafter authorized, and any instrument convertible into or exchangeable for Securities or a Security. The term "Security" shall mean one of the Securities.

         "Securities Act" shall mean the Securities Act of 1933, as amended prior to or after the date hereof, or any federal statute or statutes which shall be enacted to take the place of such Act, together with all rules and regulations promulgated thereunder.

         "Securities and Exchange Commission" shall mean the United States Securities and Exchange Commission or any successor to the functions of such agency.

"Senior Stock" shall mean any shares of any class or series of Stock of the Corporation having any preference or priority as to dividends or Property superior to any such preference or priority of the Series A Preferred and any instrument or Security convertible into or exchangeable for Senior Stock.

         "Share Authorization Failure" shall have the meaning set forth in
Section 5(E) of this Part II.

         "Shelf Registration Statement" shall mean a registration statement on Form SB-2 pursuant to the Securities Act for an offering to be made on a continuous basis pursuant to Rule 415 promulgated by the Commission under the Securities Act covering all of the shares of Common issued or issuable upon the conversion of any shares of Series A Preferred issued pursuant to the Offering (including any shares of Common which would be issuable in payment of accrued and unpaid dividends thereof if the Corporation elected to pay such dividends in Common and any shares of Common issuable as a Conversion Failure Payment or as a result of failure by the Corporation to pay the Redemption Amount in accordance with Section 8(E) hereof).

         "Sold Shares" shall have the meaning set forth in Section 9(B) of this
Part II.

         "Special Dividends" shall have the meaning set forth in Section 4(C) of this Part II.
         "Stock" shall include any and all shares, interests or other equivalents (however designated) of, or participation in, corporate stock.

         "Subsidiary" shall mean any corporation at least 50% of whose outstanding Voting Securities and capital stock shall at the time be owned directly or indirectly by the Corporation or by one or more Subsidiaries or by the Corporation and one or more Subsidiaries.

         "Termination Date" shall mean the date upon which the Offering terminates pursuant to and as described in the Memorandum.

         "Transfer Agent" shall have the meaning set forth in Section 5(C) of this Part II.

         "Units" shall have the meaning set forth in Section 7 of this Part II.

         "Voting Securities," as applied to the securities of any corporation, shall mean securities of any class or classes (however designated) having ordinary voting power for the election of a member of the Board of Directors (or other governing body) of such corporation, other than securities having such power only by reason of the happening of a contingency.

         THIRD: The amendment was duly adopted by the directors of the Corporation on September 29th, 1998, without shareholder action in accordance with Article 3 of the Corporation's Amended and Restated Articles of Incorporation and Section 607.0602 of the Florida Business Corporation Act.

         IN WITNESS WHEREOF, the Corporation caused this Articles of Amendment to be duly executed on behalf of the Corporation as of this 30th Day of September, 1998.

                                     AMERICAN ACCESS TECHNOLOGIES, INC.


                                              /s/ Victor E. Murray
                                     By: _____________________________________

                                              /s/ President
                                     Its: ____________________________________





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